United States Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2010
P. H. Glatfelter Company
(Exact name of registrant as specified in its charter)

Pennsylvania	1-3560	23-0628360

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
96 South George Street, Suite 500
York, Pennsylvania 17401

(Address of principal executive offices) (Zip Code)
(717) 225-4711

(Registrant’s telephone number, including area code)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.02	Results of Operations and Financial Condition
     On January 28, 2010, P. H. Glatfelter Company will make available to certain prospective investors the information furnished under this Item 2.02. The information set forth in this Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “ExchangeAct”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
     For the quarter ended December 31, 2009, we expect higher than anticipated earnings due to increased sales volume within both our Specialty Papers business unit and our Composite Fibers business unit, coupled with the positive impact of the sale of renewable energy credits of approximately $3.0 million after tax and year-end inventory valuation adjustments of approximately $2.3 million after tax. In addition, we incurred acquisition-related costs of $1.8 million, after tax, during the fourth quarter of 2009. Sales volume for our Specialty Papers and Composite Fibers business units in the quarter ended December 31, 2009 increased approximately 1.5% and 1.2%, respectively, as compared to the quarter ended December 31, 2008.
     For the quarter ended December 31, 2009, we believe that net sales will be in the range of $300.0 million to $305.0 million and that net income will be in the range of $44.3 million to $46.3 million, or $0.96 to $1.00 per diluted share. Operating income for this period is expected to be in the range of $54.5 million to $57.5 million compared to $20.4 million in the fourth quarter of 2008. During the fourth quarter of 2009, we expect to recognize approximately $32.5 million after tax from alternative fuel mixture credits. In connection with the filing of our 2009 federal corporate tax return, we expect to receive in the first half of 2010 approximately $50.0 million from the U.S. Internal Revenue Service, or IRS, as a result of alternative fuel mixture credits that we earned from May 18, 2009 through December 31, 2009 and did not use to offset interim estimated tax payments in 2009. For the quarter ended December 31, 2008, we reported net sales of $298.3 million and net income of $13.4 million, or $0.29 per diluted share.
     As of December 31, 2009, we had a cash balance of $135.4 million, total debt of $217.9 million (excluding cash collateralized borrowings), including $200.0 million aggregate principal amount of our outstanding 7 1/8% senior notes due 2016, and $194.3 million of revolving borrowings available under our credit facility due April 2011.

Item 7.01	Regulation FD Disclosure.
     On January 28, 2010, P. H. Glatfelter Company will make available to certain prospective investors the information set forth below and is furnishing such information pursuant to Regulation FD. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.
     As used throughout this document, “Glatfelter,” “we,” “us,” “our,” “our company” and similar terms include P. H. Glatfelter Company and its subsidiaries, unless the context requires otherwise. References to “$,” “US$,” “U.S. dollars” and “dollars” refer to the lawful currency of the United States, and references to “C$” and “Canadian dollars” refer to the lawful currency of Canada. Amounts in Canadian dollars have been converted to U.S. dollars based on the end of day rate of exchange quoted by an international financial institution consistently used by us in the preparation of our consolidated financial statements, and, unless otherwise indicated, we used an exchange rate of 0.9324US$/C$, which is the spot rate at the close of business for the U.S. dollar, expressed in U.S. dollars per Canadian dollars, in effect on September 30, 2009. As of December 31, 2009, the end of day exchange rate was 0.9537US$/C$.
     In this document, the unaudited pro forma consolidated income statement data for the year ended December 31, 2008 and the nine months ended September 30, 2008 and September 30, 2009 gives effect to the following transactions, which we refer to as the “Transactions,” as if they had occurred on January 1, 2008:

•	the acquisition by our wholly owned subsidiary, Glatfelter Canada Inc., or Glatfelter Canada, of all of the issued and outstanding shares of Concert Industries Corp., or Concert, from Brookfield Special Situations Management Limited (f/k/a Tricap Management Limited), or Brookfield Special Situations, pursuant to the terms of a Share Purchase Agreement dated January 4, 2010, or the Share Purchase Agreement, among Glatfelter, Glatfelter Canada and Brookfield Special Situations, which we refer to as the “Acquisition,” and

•	our incurrence of $10.6 million of indebtedness under our revolving credit facility due April 2011, our issuance of notes and our application of the net proceeds from such incurrence and issuance plus cash on hand to fund the Acquisition.
     The unaudited pro forma consolidated income statement for the twelve months ended September 30, 2009 is derived by subtracting the historical income statements of Glatfelter and Concert for the nine months ended September 30, 2008 from the historical income statements of Glatfelter and Concert, respectively, for the year ended December 31, 2008, adding the historical income statements of Glatfelter and Concert, respectively, for the nine months ended September 30, 2009 and adjusting the resulting income statements to give effect to the Transactions as if they had occurred as of January 1, 2008.
     In this document, the unaudited pro forma consolidated balance sheet data as of September 30, 2009 gives effect to the Transactions as if they had occurred on September 30, 2009.
     Unless otherwise indicated, the Concert financial information included herein is derived from Concert’s historical financial statements, which are prepared in accordance with accounting principles generally accepted in Canada, or Canadian GAAP, and are presented in Canadian dollars and reconciled to U.S. GAAP, adjusted for the reclassification and translated into U.S. dollars.

The Acquisition
     On January 4, 2010, we and our wholly owned subsidiary, Glatfelter Canada, entered into the Share Purchase Agreement with Brookfield Special Situations, an affiliate of Brookfield Asset Management Inc., or BAM, pursuant to which Glatfelter Canada agreed to acquire, subject to the terms and conditions set forth in the Share Purchase Agreement, all of the issued and outstanding shares of Concert from Brookfield Special Situations, for C$246.5 million ($229.8 million based on the September 30, 2009 foreign exchange rate) in cash, subject to a post-closing working capital adjustment.
     Founded in 1993 and based in Gatineau, Quebec, Canada, Concert, which has approximately 590 employees, is a leading global supplier of highly absorbent cellulose-based airlaid non-woven materials used to manufacture a diverse range of high-growth, high-margin consumer and industrial products for growing global end-use markets. These products include:

•	feminine hygiene products; and

•	other airlaid products, including adult incontinence products, specialty wipes and food pads.
     Sales of feminine hygiene products accounted for approximately 78% of Concert’s sales in 2008. We expect the market for these products collectively to grow at a compound annual growth rate of approximately 5% over the next four years, with feminine hygiene products growing at approximately 5% and diapers and adult incontinence products growing at approximately 2% and 6%, respectively. Concert has two state-of-the-art facilities in Gatineau, Quebec, Canada and Falkenhagen, Germany, with a majority of its production technology and manufacturing equipment under ten years old. Maintenance capital expenditures are estimated to be approximately $5.0 million per year. In response to customer demand, Concert recently invested approximately C$80 million to install a new line at its Falkenhagen facility, which increased annual rated capacity by 18,000 metric tons to a total of 84,000 metric tons. The new line successfully commenced commercial production during the fourth quarter of 2009, increasing capacity by approximately 27%, and production is expected to increase significantly in 2010-2011. Approximately 50% of Concert’s capacity is expected to be under contract through 2013. Demand drivers for feminine hygiene products vary by geography. In developed markets, demand is influenced by population growth, consumer preferences and suppliers’ ability to provide innovative products. In developing markets, demand is influenced by increases in disposable income and cultural preferences. For the twelve-month period ended September 30, 2009, Concert’s revenue was C$225.1 million ($189.4 million based on the average foreign exchange rate for that period) and earnings before interest, taxes, depreciation and amortization, or EBITDA, was C$24.4 million ($20.1 million based on the average foreign exchange rate for that period after reflecting certain reclassifications necessary to conform the historical Concert financial statement presentation to that of Glatfelter). For this period, Concert’s earnings from continuing operations before income taxes on a U.S. GAAP basis were C$19.8 million, interest expense was C$0.9 million and amortization was C$3.7 million.
     Concert is a technology and product innovation leader in technically demanding segments of the airlaid market, most notably feminine hygiene. Concert’s facilities are among the most modern and flexible airlaid facilities in the world, which allow it to produce at industry leading operating rates. Concert’s proprietary single-lane rotary festooning technology, which was developed in 2002, is highly productive. Concert has leading market positions in feminine hygiene and adult incontinence products, food pads and specialty wipes (based on 2008 capacity). Concert’s in-house technical product and process expertise, festooning capabilities and rigorous customer requirements create large barriers to entry for new entrants.
     The airlaid industry is made up of a few large producers, which include Concert, Buckeye Technologies Inc., Georgia-Pacific LLC, Duni AB and Fiberweb Plc, that collectively accounted for 62% of the world’s capacity in 2008, as well as several smaller, regional suppliers. However, only a limited number of suppliers have festooning capabilities, and among them, management believes Concert is the most productive in the world. Over the last decade, global demand for airlaid products has grown by 50%, from 250,000 metric tons in 1998 to 376,000 metric tons per year in 2008, which implies an annual compound growth rate of 4.2% per year. Global demand for airlaid personal hygiene products has grown from 180,000 metric tons in 2007 to 192,000 metric tons in 2008 and is expected to grow to 245,000 metric tons by 2013. In 2008, Europe and North America comprised 45% and 41%, respectively, of global airlaid consumption, with the rest of the world accounting for 14%. However, emerging markets are expected to account for a larger share of airlaid growth in the future. In 2008, approximately 39% of airlaid production globally was consumed in the manufacture of feminine hygiene products, with the rest coming from wipes, table top, food pads and adult incontinence.
     The acquisition of Concert affords us the opportunity to grow with the industry leaders in feminine hygiene and adult incontinence products. Like our existing business units, Concert holds leading market share positions in the markets it serves, excels in building long-term customer relationships through superior quality and customer service programs, and has a well-earned reputation for innovation and its ability to quickly bring new products to market. Its customers are within close proximity to its facilities, and include multinational consumer product companies such as The Procter & Gamble Company, Johnson & Johnson, SCA and Kimberly-Clark.
     We believe that our acquisition of Concert will provide us with an industry-leading global business that sells highly specialized, engineered fiber-based products to niche markets with substantial barriers to entry. Concert participates in markets that are adjacent to markets we currently serve. It utilizes technologies that are familiar to us and broadens our relationship with premier global consumer products companies. In addition, we believe Concert will create additional growth opportunities globally for us, particularly in developing markets such as Asia, Central and Eastern Europe and South America.

Risk Factors
We may not be able to successfully integrate the Acquisition or realize the potential benefits of the Acquisition, which could have a material adverse effect on our results of operations.
     We may not be able to combine successfully the operations of Concert with our operations if the Acquisition is completed. The integration of Concert with our operations will require significant attention from management and may impose substantial demands on our operations. Acquisitions inherently involve risks, including those associated with assimilating and integrating different business operations, corporate cultures, personnel, infrastructures and technologies or products and increasing the scope, geographic diversity and complexity of our operations. There may be additional costs or liabilities that are not currently anticipated, including unexpected loss of key employees or customers of Concert and hiring additional management and other critical personnel. The Acquisition may also be disruptive to our ongoing business and may not be successfully received by our customers. The purchase of Concert will also involve a significant capital commitment, and the return that we achieve on any capital invested may be less than the return that we would achieve on our other projects or investments. Any of these factors could adversely affect our operations, financial results and liquidity.
     Furthermore, we may not realize the potential benefits of the Acquisition. Historically, Concert has been dependent upon a limited number of customers and product markets for a significant portion of its net sales. One customer accounted for the majority of Concert’s net sales for the nine months ended September 30, 2009 and for the year ended December 31, 2008. The loss of a significant customer could have a material adverse effect on Concert’s operating results. In addition, Concert’s sales in the feminine hygiene market accounted for approximately 81% and 77% of its net sales for the nine months ended September 30, 2009 and for the year ended December 31, 2008, respectively. A decline in Concert’s sales of feminine hygiene products or in sales of feminine hygiene products generally could have a material adverse effect on Concert’s operating results. Customers in the airlaid non-woven fabric material market, including the feminine hygiene market, may also switch to less expensive products or otherwise reduce demand for Concert’s products, thus reducing the size of the markets in which Concert currently sells its products. Any of the foregoing could result in our failing to realize the benefits of the Acquisition, which could have a material adverse effect on our financial performance and business prospects.
Our business and financial performance may be adversely affected by the adverse global economic environment or downturns in the target markets that we serve.
     Demand for our products in the markets we serve is primarily driven by demand for our customers’ products, which is often affected by general economic conditions. Downturns in our target markets could result in decreased demand for our products. In particular, our businesses may continue to be adversely affected by the global economic downturn and by softness in targeted markets. Our results could be adversely affected if economic conditions weaken or fail to improve. Also, there may be periods during which demand for our products is insufficient to enable us to operate our production facilities in an economical manner. The economic impact may cause customer insolvencies which may result in their inability to satisfy their financial obligations to us. These conditions are beyond our ability to control and may have a significant impact on our sales and results of operations.

     In addition to fluctuations in demand for our products in the markets we serve, the markets for our paper products are also significantly affected by changes in industry capacity and output levels. There have been periods of supply/demand imbalance in the pulp and paper industry, which have caused pulp and paper prices to be volatile. The timing and magnitude of price increases or decreases in the pulp and paper market have generally varied by region and by product type. A sustained period of weak demand or excess supply would likely adversely affect pulp and paper prices. This could have a material adverse affect on our operating and financial results.
The cost of raw materials and energy used to manufacture our products could increase and the availability of certain raw materials could become more constrained.
     We require access to sufficient and reasonably priced quantities of pulpwood, purchased pulps, pulp substitutes, abaca fiber and certain other raw materials. Our Spring Grove and Chillicothe locations are vertically integrated manufacturing facilities that generate in excess of 85% of their annual pulp requirements. However, as a result of selling timberlands over the past several years, purchased timber represents a larger source of the total pulpwood used in our operations.
     Our Philippine mill purchases abaca fiber to produce abaca pulp, which we use to manufacture our tea bag and coffee pods/pads and filter paper products at our Gernsbach, Scaër and Lydney facilities. However, the supply of abaca fiber has been constrained in the past due to severe weather related damage to the source crop as well as selection by land owners of alternative uses of land in lieu of fiber producing activities.
     The cost of many of our production materials and costs, including petroleum based chemicals and freight charges, are influenced by the cost of oil. In addition, coal is a principal source fuel for both the Spring Grove and Chillicothe facilities. Natural gas is the principal source of fuel for our Chillicothe and Composite Fibers’ business unit facilities. Other input costs such as caustic, starch and others, have exhibited extreme pricing volatility. In addition, our vendors’ liquidity may be impacted by the economy creating supply shortages.
     We may not be able to pass increased raw materials or energy costs on to our customers if the market will not bear the higher price or where existing agreements with our customers limit price increases. If price adjustments significantly trail increases in raw materials or energy prices our operating results could be adversely affected.
Our industry is highly competitive and increased competition could reduce our sales and profitability.
     In recent years, the global paper industry in which we compete has been adversely affected by paper producing capacity exceeding the demand for products and by declining uncoated free sheet demand. As a result, the uncoated free sheet industry has taken steps to reduce underperforming capacity. However, slowing demand or increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross margins and net income. The greater financial resources of certain of our competitors may enable them to commit larger amounts of capital in response to changing market conditions. Certain competitors may also have the ability to develop product or service innovations that could put us at a competitive disadvantage.
     Some of the factors that may adversely affect our ability to compete in the markets in which we participate include:

•	the entry of new competitors into the markets we serve, including foreign producers;

•	the willingness of commodity-based paper producers to enter our specialty markets when they are unable to compete or when demand softens in their traditional markets;

•	the aggressiveness of our competitors’ pricing strategies, which could force us to decrease prices in order to maintain market share;

•	our failure to anticipate and respond to changing customer preferences;

•	our inability to develop new, improved or enhanced products; and

•	our inability to maintain the cost efficiency of our facilities.
     If we cannot effectively compete in the markets in which we operate, our sales and operating results would be adversely affected.
We may not be able to develop new products acceptable to our customers.
     Our business strategy is market focused and includes investments in developing new products to meet the changing needs of our customers and to maintain our market share. Our success will depend in large part on our ability to develop and introduce new and enhanced products that keep pace with introductions by our competitors and changing customer preferences. If we fail to anticipate or respond adequately to these factors, we may lose opportunities for business with both current and potential customers. The success of our new product offerings will depend on several factors, including our ability to:

•	anticipate and properly identify our customers’ needs and industry trends;

•	price our products competitively;

•	develop and commercialize new products and applications in a timely manner;

•	differentiate our products from our competitors’ products; and

•	invest in research and development activities efficiently.
     Our inability to develop new products could adversely impact our business and ultimately harm our profitability.
We are subject to substantial costs and potential liability for environmental matters.
     We are subject to various environmental laws and regulations that govern our operations, including discharges into the environment, and the handling and disposal of hazardous substances and wastes. We are also subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. To comply with environmental laws and regulations, we have incurred, and will continue to incur, substantial capital and operating expenditures. We anticipate that environmental regulation of our operations will continue to become more burdensome and that capital and operating expenditures necessary to comply with environmental regulations will continue, and perhaps increase, in the future. Because environmental regulations are not consistent worldwide, our ability to compete globally may be adversely affected by capital and operating expenditures required for environmental compliance. In addition, we may incur obligations to remove or mitigate any adverse effects on the environment, such as air and water quality, resulting from mills we operate or have operated. Potential obligations include compensation for the restoration of natural resources, personal injury and property damages.
     We have exposure to liability for remediation and other costs related to the presence of polychlorinated biphenyls in the lower Fox River on which our former Neenah, Wisconsin mill was located. In December 2009, the United States District Court for the Eastern District of Wisconsin issued a summary judgment order in our favor in litigation relating to the Fox River site. There can be no assurance that the plaintiffs will not file an appeal of such order and, if filed, whether we will be able to successfully defend against such appeal. Furthermore, the scope of our obligations to the United States government, the State of Wisconsin and/or other potentially responsible parties in connection with the Fox River site has not been fully determined and may be substantial. We have financial reserves for environmental matters, including the Fox River site, but we cannot be certain that those reserves will be adequate to provide for future obligations related to these matters, that our share of costs and/or damages for these matters will not exceed our available resources, or that such obligations will not have a long-term, material adverse effect on our consolidated financial position, liquidity or results of operations.

     Our environmental issues are complicated and should be reviewed in context; please see a more detailed discussion of these matters in Note 20 to our financials statements included in our annual report on Form 10-K for the year ended December 31, 2008 and in Note 15 to our financial statements included in our quarterly report on Form 10-Q for the nine-months ended September 30, 2009.
Our operations may be impaired and we may be exposed to potential losses and liability as a result of natural disasters, acts of terrorism or sabotage or similar events.
     Natural disasters, such as earthquakes, flooding or fire, and acts of terrorism or sabotage affecting our operating activities and major facilities could materially and adversely affect our operations, our operating results and financial condition. In particular, we own and operate four dams in York County, Pennsylvania that were built to ensure a steady supply of water for the operation of our paper mill in Spring Grove, Pennsylvania, which is the primary manufacturing location for our book publishing papers and engineered products. Each of these dams is classified as “high hazard” by the Commonwealth of Pennsylvania because they are located in close proximity to inhabited areas and sudden failure would endanger occupants or residential, commercial or industrial structures. Failure or breach of any of the dams, including as a result of natural disaster or act of terrorism or sabotage, could cause significant personal injuries and damage to residential and commercial property downstream for which we may be liable. The failure of a dam could also be extremely disruptive and result in damage to or the shutdown of our Spring Grove mill. Any losses or liabilities incurred due to the failure of one of our dams may not be fully covered by our insurance policies or may substantially exceed the limits of our policies, and could materially and adversely affect our operating results and financial condition.
     In addition, each of our paper making operations requires a reliable and abundant supply of water. Each of our mills relies on a local water body or water source for its water needs and, therefore, is particularly impacted by drought conditions or other natural or man made interruptions to its water supplies. At various times and for differing periods, each of our mills has had to modify operations due to water shortages or low flow conditions in its principal water supplies. Any interruption or curtailment of operations at any of our paper mills due to drought or low flow conditions at the principal water source or another cause could materially and adversely affect our operating results and financial condition.
     In addition, our pulp mill in Lanao del Norte on the Island of Mindanao in the Republic of the Philippines is located along the Pacific Rim in the world’s hazard belt. By virtue of its geographic location, this mill is subject to, among other types of natural disasters, floods, droughts, cyclones, typhoons, earthquakes, windstorms and volcanic activity. Moreover, the area of Lanao del Norte has been a target of terrorist activities, including bombings, by suspected members of the al-Qaeda-linked Islamist groups in the Philippines, such as the Abu Sayyaf and the Rajah Solaiman Group and other Islamic militant groups, most notably the Moro Islamic Liberation Front. The most common bomb targets in Lanao del Norte to date have been power transmission towers. Our pulp mill in Mindanao is located in a rural portion of the island and is susceptible to attacks or power interruptions. The Mindanao mill supplies approximately 80% of the abaca pulp that is used by our Composite Fibers business unit to manufacture our coffee and tea bag filter papers. Any interruption, loss or extended curtailment of operations at our Mindanao mill could materially and adversely affect our operating results and financial condition.
We have operations in a potentially politically and economically unstable location.
      We own and operate a pulp mill in the Philippines where the operating environment is unstable and subject to political unrest. Our Philippine pulp mill produces abaca pulp, a significant raw material used by our Composite Fibers business unit. Our Philippine pulp mill is currently our main provider of abaca pulp. There are limited suitable alternative sources of readily available abaca pulp in the world. In the event of a disruption in supply from our Philippine mill, there is no guarantee that we could obtain adequate amounts of abaca pulp from alternative sources at a reasonable price or at all. As a consequence, any civil disturbance, unrest, political instability or other event that causes a disruption in supply could limit the availability of abaca pulp and would increase our cost of obtaining abaca pulp. Such occurrences could adversely impact our sales volumes, revenues and operating results.
Our international operations pose certain risks that may adversely impact sales and earnings.
     We have significant operations and assets located in Germany, France, the United Kingdom and the Philippines, and, following the consummation of the Acquisition, we will also have significant operations and assets located in Canada. Our international sales and operations are subject to a number of special risks, in addition to the risks in our domestic sales and operations, including differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, differing regulatory environments, difficulty in managing widespread operations and political instability. These factors may adversely affect our future profits. Also, in some foreign jurisdictions, we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. Any such limitations would restrict our flexibility in using funds generated in those jurisdictions.
Foreign currency exchange rate fluctuations could adversely affect our results of operations.
     We own and operate paper and pulp mills in Germany, France, the United Kingdom and the Philippines. The majority of our business is transacted in U.S. dollars, however, a substantial portion of business is transacted in Euros, British Pound Sterling and Canadian dollars. With respect to the Euro and Canadian dollar, we generate substantially greater cash inflow in these currencies than we do outflow. However, with respect to the British Pound Sterling, we have greater outflows than inflows of this currency. As a result of these positions, we are exposed to changes in currency exchange rates.
     Our ability to maintain our products’ price competitiveness is reliant, in part, on the relative strength of the currency in which the product is denominated compared to the currency of the market into which it is sold and the functional currency of our competitors. Changes in the rate of exchange of foreign currencies in relation to the U.S. dollar, and other currencies, may adversely impact our results of operations and our ability to offer products in certain markets at acceptable prices.
Substantially lower and more volatile market prices for sales of excess electricity compared to the price we currently receive may prevent us from achieving the historical margins on our sales of excess electricity in relation to our coal supply contract, which could have a material adverse affect on our consolidated financial position and results of operations.
     We generate electricity at our Spring Grove facility using a variety of fuels, including coal. We purchase coal for this facility under a long-term, fixed price supply contract, which expires at the end of 2012. The current market price for coal is approximately 10% higher than the fixed price we pay under the contract. In addition, because our Spring Grove facility produces more electricity than it requires, we have historically sold the excess electricity to the local power company under a long-term co-generation contract, which expires in April 2010. The fixed price we receive for electricity under this contract is approximately 30% higher than current forward prices for electricity. We do not intend to renew this co-generation contract upon its expiration in April 2010 and will, instead, sell our excess electricity at market prices prevailing at the time of sale. Market prices for electricity have historically been volatile and may continue to be substantially lower than the price we currently receive under our expiring co-generation contract.
     Our cost of coal, as well as the costs incurred for natural gas and other fuels used to generate electricity, have a major impact on the net revenue and overall profitability of our Specialty Paper business unit. By selling our excess electricity at market prices prevailing at the time of sale, we may not be able to continue to sell excess electricity at acceptable margins in relation to the prices under our coal supply contract, if at all. A reduction in these margins or an inability to sell our excess electricity could reduce the net revenues and overall profitability of our Specialty Papers business unit, which would have a material adverse affect on our consolidated financial position and results of operations.

The impairment of financial institutions may adversely affect us.
     We, our customers and our vendors, have transactions and borrowing arrangements with U.S. and foreign commercial banks, and other financial institutions, some of whom may be exposed to ratings downgrade, bankruptcy, liquidity, default or similar risks. A ratings downgrade, bankruptcy, receivership, default or similar event involving such institutions may adversely affect the counterparty’s performance under letters of credit, limit our access to capital, impact the ability of our suppliers to provide us with raw materials needed for our production, impact our customers’ ability to meet obligations to us, or adversely affect our liquidity position, future business and results of operations.
An IRS audit of our 2009 tax return could result in a change in the tax treatment of the alternative fuel mixture credits we claimed in 2009, which could have a material adverse effect on our results of operations and financial position.
     The U.S. Internal Revenue Code, or the Code, provided a tax credit for companies that used alternative fuel mixtures to produce energy to operate their businesses on or prior to December 31, 2009. During 2009, we registered two of our facilities with the IRS as alternative fuel mixers based on their use of black liquor as an alternative fuel source. We anticipate that for the year ended December 31, 2009, we will have substantial alternative fuel mixture credits relating to these facilities. Our results of operations in the first nine months of 2009 included, on a pre-tax basis, $73.8 million of alternative fuel mixture credits, of which $29.7 million was received in cash and another $10.9 million was used to offset interim estimated tax payments. We intend to claim the balance of this amount, as well as additional credits that we earned in the fourth quarter of 2009 but did not use to offset additional interim tax payments, as non-taxable, income tax credits in connection with the filing of our 2009 federal corporate income tax return. In the event that the IRS audits our tax return for the year ended December 31, 2009, the IRS may conclude that some or all of the credits claimed are subject to federal income taxes, which would subject us to additional tax liabilities and could have a material adverse effect on our results of operations and financial position.
In the event any of the above risk factors impact our business in a material way or in combination during the same period, we may be unable to generate sufficient cash flow to simultaneously fund our operations, finance capital expenditures and satisfy obligations.
     In addition to debt service obligations, our business is capital intensive and requires significant expenditures for equipment maintenance, new or enhanced equipment, environmental compliance and research and development to support our business strategies. We expect to meet all of our near and long-term cash needs from a combination of operating cash flow, cash and cash equivalents, our existing credit facility and other long-term debt. If we are unable to generate sufficient cash flow from these sources, we could be unable to meet our near and long-term cash needs.

Unaudited Pro Forma Consolidated Financial Statements

We have derived the following unaudited pro forma consolidated financial statements by applying pro forma adjustments to our historical consolidated financial statements.

The unaudited pro forma consolidated income statements for the year ended December 31, 2008 and the nine months ended September 30, 2008 and September 30, 2009 give effect to the Transactions as if they had occurred on January 1, 2008. The unaudited pro forma consolidated income statement for the twelve months ended September 30, 2009 is derived by subtracting the historical income statements of Glatfelter and Concert for the nine months ended September 30, 2008 from the historical income statements of Glatfelter and Concert, respectively, for the year ended December 31, 2008, adding the historical income statements of Glatfelter and Concert, respectively, for the nine months ended September 30, 2009 and adjusting the resulting income statements to give effect to the Transactions as if they had occurred as of January 1, 2008. The unaudited pro forma consolidated balance sheet as of September 30, 2009 gives effect to the Transactions as if they had occurred on September 30, 2009.

In the unaudited pro forma consolidated financial statements, the Acquisition is accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification No 805. Under the acquisition method of accounting, the total purchase price for the Acquisition is allocated to the assets acquired and liabilities assumed based upon estimates of fair value. The unaudited pro forma adjustments reflected herein are based upon preliminary available information and assumptions that we believe are reasonable under the circumstances and which are described in the accompanying notes. These preliminary estimates are expected to change upon finalization of appraisals and valuation studies. Therefore, the final allocations may differ materially from the estimates used to prepare these pro forma consolidated financial statements.

We are providing the unaudited pro forma consolidated financial statements for informational purposes only. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial condition actually would have been if the Transactions occurred on the dates indicated, nor do they purport to represent or project our results of operations for any future period or our financial condition as of any future date. You should read the unaudited pro forma consolidated financial statements in conjunction with our audited and unaudited consolidated financial statements and related notes and with “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2009.

Unaudited Pro Forma Consolidated Income Statement
for the Year Ended December 31, 2008

		Concert
	Glatfelter	Historical	Adjustments for		Pro Forma for
	Historical	U.S. GAAP(1)	the Transactions		the Transactions
	In thousands, except per share data

Net sales	$1,263,850	$213,140	$—		$1,476,990
Energy sales — net	9,364	—	—		9,364

Total revenue	1,273,214	213,140	—		1,486,354
Cost of products sold	1,095,432	170,909	5,045	(2)	1,271,386

Gross profit	177,782	42,231	(5,045)		214,968
Selling, general and administrative expenses	97,897	16,837	425	(3)	115,159
(Reversals of) shutdown and restructuring charges	(856)	—	—		(856)
Gains on disposition of plant, equipment and timberlands, net	(18,468)	—	—		(18,468)

Operating income	99,209	25,394	(5,470)		119,133
Other nonoperating income (expense)					—
Interest expense on debt	(23,160)	(2,150)	(5,695	)(4)	(31,005)
Interest income on investments and other — net	4,975	—	—		4,975
Other — net	2	(2,645)	—		(2,643)

Total other income (expense)	(18,183)	(4,795)	(5,695)		(28,673)

Income before income taxes	81,026	20,599	(11,165)		90,460
Income tax provision	23,138	14	(3,772	)(5)	19,380

Net income	$57,888	$20,585	$(7,393)		$71,080

Weighted average shares outstanding
Basic	45,247				45,247
Diluted	45,572				45,572
Earnings per share
Basic	$1.28				$1.57
Diluted	1.27				1.56

(1)	Represents the Concert financial information reconciled to U.S. GAAP, translated to U.S. dollars and adjusted for certain reclassifications necessary to conform the historical Concert financial statement presentation to that of Glatfelter, and derived from the information set forth below:

	Concert Industries Corp. For the Year Ended December 31, 2008
	Concert				Concert
	Canadian		U.S. GAAP		Adjusted for				Translation to	Concert
	GAAP(a)		Adjustments(b)		U.S. GAAP(c)		Reclass(d)		U.S. Dollars(e)	U.S. GAAP(f)
	In thousands

Revenues	C$	227,037	C$	—	C$	227,037	C$	—	$(13,897)	$213,140
Cost of sales		172,558		—		172,558		9,494	(11,143)	170,909

		54,479		—		54,479		(9,494)	(2,754)	42,231
Expenses:
Administration		11,379		963		12,342		—	(755)	11,587
Amortization		3,113		13		3,126		—	(191)	2,935
Fixed manufacturing, product development and overhead		9,494		—		9,494		(9,494)	—	—
Selling and marketing		2,466		—		2,466		—	(151)	2,315

		26,452		976		27,428		(9,494)	(1,097)	16,837

Earnings from continuing operations before undernoted		28,027		(976)		27,051		—	(1,657)	25,394
Interest expense		3,000		(710)		2,290		—	(140)	2,150
Change in fair value of derivative instruments		2,149		668		2,817		—	(172)	2,645

Earning from continuing operations before income taxes		22,878		(934)		21,944		—	(1,345)	20,599
Income taxes
Current		2,386				2,386		—	(146)	2,240
Future (reduction)		(2,348)		(23)		(2,371)		—	145	(2,226)

		38		(23)		15		—	(1)	14

Net earnings	C$	22,840	C$	(911)	C$	21,929	C$	—	$(1,344)	$20,585

a.	Represents the historical audited consolidated statement of operations for the year ended December 31, 2008, derived from the audited consolidated financial statements for such period, prepared in accordance with Canadian GAAP, presented in Canadian dollars.

b.	Represents adjustments to the historical financial information prepared in accordance with Canadian GAAP necessary for such financial statements to be prepared in accordance with U.S. GAAP.

c.	Represents the sum of columns (a) and (b).

d.	Represents certain reclassifications necessary to conform the historical Concert financial statement presentation to that of Glatfelter.

e.	Represents the effect of translating, in accordance with FASB ASC 830, Foreign Currency Matters, the U.S. GAAP-based historical Concert financial statements and the reclassification adjustment (footnoted in (c) and (d)) from Canadian dollars to U.S. dollars based on an average foreign exchange rate for the twelve month period ended December 31, 2008 of 0.9388 U.S.$/C$.

f.	Represents the sum of columns (c) through (e).

(2)	Reflects the addition of $5.0 million of depreciation expense due to a difference in the bases of depreciable assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition.

(3)	Reflects the addition of $0.4 million of amortization expense for intangible assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition.

(4)	Reflects the following adjustments to interest expense as a result of the issuance of notes, the incremental borrowing under our existing revolving credit facility in connection with the Acquisition and the elimination of Concert’s historical interest expenses related to debt that will be repaid prior to the closing of the Acquisition.

In thousands

Interest on notes at an assumed interest rate of 7.125% per annum	$7,125
Accretion of original issue discount on notes	267
Interest on additional borrowings under our existing revolving credit facility at an assumed rate of 1.125% per annum	119
Elimination of historical interest expense of Concert	(2,150)

Interest expense adjustment	5,361
Amortization of deferred fees and expenses for the notes	334

Total interest expense adjustments	$5,695

A change of 0.125% in the assumed interest rate for the notes would have an incremental effect on our annual interest expense of $125,000.

A change of 0.125% in the assumed interest rate for the borrowings under our existing revolving credit facility would have an incremental effect on our annual interest expense of $13,000.

(5)	Represents the tax effect of the pro forma adjustments based on a statutory tax rate of 35% for the transaction financing adjustments and 30.9%, which is the combined Canadian federal and provincial income tax rate, for purchase accounting adjustments, referred to in notes 2, 3 and 4 (as it relates to the elimination of Concert’s historical interest expenses).

Unaudited Pro Forma Consolidated Income Statement
for the Nine Months Ended September 30, 2009

		Concert	Adjustments		Pro Forma
	Glatfelter	Historical	for the		for the
	Historical	U.S. GAAP(1)	Transactions		Transactions
	In thousands, except per share data

Net sales	$882,889	$146,127	$—		$1,029,016
Energy sales — net	6,194	—	—		6,194

Total revenues	889,083	146,127	—		1,035,210
Cost of products sold	704,303	123,703	3,445	(2)	831,451

Gross profit	184,780	22,424	(3,445)		203,759
Selling, general and administrative expenses	80,364	11,245	(1,478	)(3)	90,131
(Reversals of) shutdown and restructuring charges	—	—	—		—
Gains on disposition of plant, equipment and timberlands, net	(681)	—	—		(681)

Operating income	105,097	11,179	(1,967)		114,309
Other nonoperating income (expense)
Interest expense on debt	(14,798)	(473)	(5,426	)(4)	(20,697)
Interest income on investments and other — net	1,583	—	—		1,583
Other — net	86	3,481	—		3,567

Total other income (expense)	(13,129)	3,008	(5,426)		(15,547)

Income before income taxes	91,968	14,187	(7,393)		98,762
Income tax provision	14,566	1,587	(2,527	)(5)	13,626

Net income	$77,402	$12,600	$(4,866)		$85,136

Weighted average shares outstanding
Basic	45,649				45,649
Diluted	45,712				45,712
Earnings per share
Basic	$1.70				$1.87
Diluted	1.69				1.86

(1)	Represents the Concert financial information reconciled to U.S. GAAP, translated to U.S. dollars and adjusted for certain reclassifications necessary to conform the historical Concert financial statement presentation to that of Glatfelter, and derived from the information set forth below:

	Concert Industries Corp. For the Nine-Month Period Ended September 30, 2009
					Concert
	Concert		U.S. GAAP		Adjusted for				Translation to	Concert
	Canadian GAAP(a)		Adjustments(b)		U.S. GAAP(c)		Reclass(d)		U.S. Dollars(e)	U.S. GAAP(f)
	In thousands

Revenues	C$	170,954	C$	—	C$	170,954	C$	—	$(24,827)	$146,127
Cost of sales		136,906		—		136,906		7,814	(21,017)	123,703

		34,048		—		34,048		(7,814)	(3,810)	22,424
Expenses:
Administration		8,389		(313)		8,076		—	(1,173)	6,903
Amortization		3,163		10		3,173		—	(461)	2,712
Fixed manufacturing, product development and overhead		7,814		—		7,814		(7,814)	—	—
Selling and marketing		1,907		—		1,907		—	(277)	1,630

		21,273		(303)		20,970		(7,814)	(1,911)	11,245

Earnings from continuing operations before undernoted		12,775		303		13,078		—	(1,899)	11,179
Interest expense		2,744		(2,191)		553		—	(80)	473
Change in fair value of derivative instruments		(4,161)		89		(4,072)		—	591	(3,481)

Earnings from continuing operations before income taxes		14,192		2,405		16,597		—	(2,410)	14,187
Income taxes
Current		781				781		—	$(113)	668
Future (reduction)		488		587		1,075		—	(156)	919

		1,269		587		1,856		—	(269)	1,587

Net earnings	C$	12,923	C$	1,818	C$	14,741	C$	—	$(2,141)	$12,600

a.	Represents the historical unaudited consolidated statement of operations for the nine months ended September 30, 2009, derived from the unaudited consolidated financial statements for such period, prepared in accordance with Canadian GAAP, presented in Canadian dollars.

b.	Represents adjustments to the historical financial information prepared in accordance with Canadian GAAP necessary for such financial statements to be prepared in accordance with U.S. GAAP.

c.	Represents the sum of columns (a) and (b).

d.	Represents certain reclassifications necessary to conform the historical Concert financial statement presentation to that of Glatfelter.

e.	Represents the effect of translating, in accordance with FASB ASC 830, Foreign Currency Matters, the U.S. GAAP-based historical Concert financial statements and the reclassification adjustment (footnoted in (c) and (d)) from Canadian dollars to U.S. dollars based on an average foreign exchange rate for the nine month period ended September 30, 2009 of 0.8548 U.S.$/C$.

f.	Represents the sum of columns (c) through (e).

(2)	Reflects the addition of $3.4 million of depreciation expense due to a difference in the bases of depreciable assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition.

(3)	Reflects the addition of $0.3 million of amortization expense for intangible assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition, less $1.8 million of expenses included in Glatfelter’s historical financial results for the period ended September 30, 2009 and directly related to the Acquisition.

(4)	Reflects the following adjustments to interest expense as a result of the issuance of notes, the incremental borrowing under our existing revolving credit facility in connection with the Acquisition and the elimination of Concert’s historical interest expenses related to debt that will be repaid prior to the closing of the acquisition.

In thousands

Interest on notes at an assumed interest rate of 7.125% per annum	$5,344
Accretion of original issue discount on notes	214
Interest on additional borrowings under our existing revolving credit facility at an assumed rate of 1.125% per annum	90
Elimination of historical interest expense of Concert	(473)

Interest expense adjustment	5,175
Amortization of deferred fees and expenses for the notes	251

Total interest expense adjustments	$5,426

A change of 0.125% in the assumed interest rate for the notes would have an incremental effect on our interest expense for the nine-month period of $93,750.

A change of 0.125% in the assumed interest rate for the borrowings under our existing revolving credit facility would have an incremental effect on our interest expense for the nine-month period of $10,000.

(5)	Represents the tax effect of the pro forma adjustments based on a statutory tax rate of 35% for the transaction financing adjustments and 30.9%, which is the combined Canadian federal and provincial income tax rate, for purchase accounting adjustments, referred to in notes 2, 3 and 4 (as it relates to the elimination of Concert’s historical interest expenses).

Unaudited Pro Forma Consolidated Income Statement
for the Nine Months Ended September 30, 2008

		Concert	Adjustments		Pro Forma
	Glatfelter	Historical	for the		for the
	Historical	U.S. GAAP(1)	Transactions		Transactions
	In thousands, except per share data

Net sales	$965,545	$169,856	$—		$1,135,401
Energy sales — net	7,612	—	—		7,612

Total revenue	973,157	169,856	—		1,143,013
Cost of products sold	839,329	135,710	3,961	(2)	979,000

Gross profit	133,828	34,146	(3,961)		164,013
Selling, general and administrative expenses	74,314	13,312	334	(3)	87,960
(Reversals of) shutdown and restructuring charges	(856)	—	—		(856)
Gains on disposition of plant, equipment and timberlands, net	(18,477)	—	—		(18,477)

Operating income	78,847	20,834	(4,295)		95,386
Other nonoperating income (expense)
Interest expense on debt	(17,626)	(1,959)	(3,933	)(4)	(23,518)
Interest income on investments and other — net	4,131	—	—		4,131
Other — net	317	(475)	—		(158)

Total other income (expense)	(13,178)	(2,434)	(3,933)		(19,545)

Income before income taxes	65,669	18,400	(8,228)		75,841
Income tax provision	21,176	(78)	(2,784	)(5)	18,314

Net income	$44,493	$18,478	$(5,444)		$57,527

Weighted average shares outstanding
Basic	45,649				45,649
Diluted	45,712				45,712
Earnings per share
Basic	$0.98				$1.26
Diluted	0.97				1.26

(1)	Represents the Concert financial information reconciled to U.S. GAAP , translated to U.S. dollars and adjusted for certain reclassifications necessary to conform the historical Concert financial statement presentation to that of Glatfelter, and derived from the information set forth below:

	Concert Industries Corp. For the Nine-Month Period Ended September 30, 2008
	Concert				Concert
	Canadian		U.S. GAAP		Adjusted for				Translation to	Concert
	GAAP(a)		Adjustments(b)		U.S. GAAP(c)		Reclass(d)		U.S. Dollars(e)	U.S. GAAP(f)
	In thousands

Revenues	C$	172,845	C$	—	C$	172,845	C$	—	$(2,989)	$169,856
Cost of sales		130,999		—		130,999		7,099	(2,388)	135,710

		41,846		—		41,846		(7,099)	(601)	34,146
Expenses:
Administration		8,273		792		9,065		—	(157)	8,908
Amortization		2,598		10		2,608		—	(45)	2,563
Fixed manufacturing, product development and overhead		7,099		—		7,099		(7,099)	—	—
Selling and marketing		1,873		—		1,873		—	(32)	1,841

		19,843		802		20,645		(7,099)	(234)	13,312

Earnings from continuing operations before undernoted		22,003		(802)		21,201		—	(367)	20,834
Interest expense		2,250		(257)		1,993			(34)	1,959
Change in fair value of derivative instruments		95		388		483		—	(8)	475

Earnings from continuing operations before income taxes		19,658		(933)		18,725		—	(325)	18,400
Income taxes
Current		2,435		—		2,435		—	(42)	2,393
Future (reduction)		(2,441)		(73)		(2,514)		—	43	(2,471)

		(6)		(73)		(79)		—	1	(78)

Net earnings	C$	19,664	C$	(860)	C$	18,804	C$	—	$(326)	$18,478

a.	Represents the historical unaudited consolidated statement of operations for the nine months ended September 30, 2008, derived from the unaudited consolidated financial statements for such period, prepared in accordance with Canadian GAAP, presented in Canadian dollars.

b.	Represents adjustments to the historical financial information prepared in accordance with Canadian GAAP necessary for such financial statements to be prepared in accordence with U.S. GAAP.

c.	Represents the sum of columns (a) and (b).

d.	Represents certain reclassifications necessary to conform the historical Concert financial statement presentation to that of Glatfelter.

e.	Represents the effect of translating, in accordance with FASB ASC 830, Foreign Currency Matters, the U.S. GAAP-based historical Concert financial statements and the reclassification adjustment (footnoted in (c) and (d)) from Canadian dollars to U.S. dollars based on an average foreign exchange rate for the nine month period ended September 30, 2008 of 0.9827 U.S.$/C$.

f.	Represents the sum of columns (c) through (e) .

(2)	Reflects the addition of $4.0 million of depreciation expense due to a difference in the bases of depreciable assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition.

(3)	Reflects the addition of $0.3 million of amortization expense for intangible assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition.

(4)	Reflects the following adjustments to interest expense as a result of the issuance of notes, the incremental borrowing under our existing revolving credit facility in connection with the

Acquisition and the elimination of Concert’s historical interest expenses related to debt that will be repaid prior to the closing of the Acquisition.

In thousands

Interest on notes at an assumed interest rate of 7.125% per annum	$5,344
Accretion of original issue discount on notes	207
Interest on additional borrowings under our existing revolving credit facility at an assumed rate of 1.125% per annum	90
Elimination of historical interest expense of Concert	(1,959)

Interest expense adjustment	3,682
Amortization of deferred fees and expenses for the notes	251

Total interest expense adjustments	$3,933

A change of 0.125% in the assumed interest rate for the notes would have an incremental effect on our interest expense for the nine-month period of $93,750

A change of 0.125% in the assumed interest rate for the borrowings under our existing revolving credit facility would have an incremental effect on our interest expense for the nine-month period of $10,000.

(5)	Represents the tax effect of the pro forma adjustments based on a statutory tax rate of 35% for the transaction financing adjustments and 30.9%, which is the combined Canadian federal and provincial income tax rate, for purchase accounting adjustments, referred to in notes 2, 3 and 4 (as it relates to the elimination of Concert’s historical interest expenses).

Unaudited Pro Forma Consolidated Income Statement for
the Twelve Months Ended September 30, 2009

		Concert
	Glatfelter	Historical	Adjustments for		Pro Forma for
	Historical(1)	U.S. GAAP(2)	the Transactions		the Transactions
	In thousands, except per share data

Net sales	$1,181,194	$189,411	$—		$1,370,605
Energy sales — net	7,946	—	—		7,946

Total revenues	1,189,140	189,411	—		1,378,551
Cost of products sold	960,406	158,902	4,529	(3)	1,123,837

Gross profit	228,734	30,509	(4,529)		254,714
Selling, general and administrative expenses	103,947	14,770	(1,386	)(4)	117,331
(Reversals of) shutdown and restructuring charges	—	—	—		—
Gains on disposition of plant, equipment and timberlands, net	(672)	—	—		(672)

Operating income	125,459	15,739	(3,143)		138,055
Other nonoperating income (expense)
Interest expense on debt	(20,332)	(664)	(7,188	)(5)	(28,184)
Interest income on investments and other — net	2,427	—	—		2,427
Other — net	(229)	1,311	—		1,082

Total other income (expense)	(18,134)	647	(7,188)		(24,675)

Income before income taxes	107,325	16,386	(10,331)		113,380
Income tax provision	16,528	1,679	(3,515	)(6)	14,692

Net income	$90,797	$14,707	$(6,816)		$98,688

Weighted average shares outstanding
Basic	45,247				45,247
Diluted	45,572				45,572
Earnings per share
Basic	$2.00				$2.18
Diluted	1.99				2.16

(1)	The historical consolidated financial statements of income for the twelve months ended September 30, 2009 were derived from (a) Glatfelter’s audited consolidated financial statements for the year ended December 31, 2008 plus (b) Glatfelter’s unaudited condensed consolidated financial statements for the nine month period ended September 30, 2009 less (c) Glatfelter’s unaudited condensed consolidated financial statements for the nine month period ended September 30, 2008.

(2)	Represents the Concert financial information reconciled to U.S. GAAP, translated to U.S. dollars and adjusted for certain reclassifications necessary to that of Glatfelter, and derived from the information set forth below:

	Concert Industries Corp. For the Twelve-Month Period Ended September 30, 2009
	Concert				Concert				Translation
	Canadian		U.S. GAAP		Adjusted for				to U.S.	Concert
	GAAP(a)		Adjustments(b)		U.S. GAAP(c)		Reclass(d)		Dollars(e)	U.S. GAAP(f)
	In thousands

Revenues	C$	225,146	C$	—	C$	225,146	C$	—	$(35,735)	$189,411
Cost of sales		178,465		—		178,465		10,209	(29,772)	158,902

		46,681		—		46,681		(10,209)	(5,963)	30,509
Expenses:
Administration		11,495		(142)		11,353		—	(1,771)	9,582
Amortization		3,678		13		3,691		—	(607)	3,084
Fixed manufacturing, product development and overhead		10,209		—		10,209		(10,209)	—	—
Selling and marketing		2,500		—		2,500		—	(396)	2,104

		27,882		(129)		27,753		(10,209)	(2,774)	14,770

Earnings from continuing operations before undernoted		18,799		129		18,928		—	(3,189)	15,739
Interest expense		3,494		(2,644)		850		—	(186)	664
Change in fair value of derivative instruments		(2,107)		369		(1,738)		—	427	(1,311)

Earnings from continuing operations before income taxes		17,412		2,404		19,816		—	(3,430)	16,386
Income taxes
Current		732		—		732		—	(217)	515
Future (reduction)		581		637		1,218		—	(54)	1,164

		1,313		637		1,950		—	(271)	1,679

Net earnings	C$	16,099	C$	1,767	C$	17,866	C$	—	$(3,159)	$14,707

a.	Represents the historical unaudited consolidated statement of operations for the twelve months ended September 30, 2009, derived from the sum of the unaudited consolidated financial statements for the nine month period ended September 30, 2009 plus the twelve months ended December 31, 2008 less the nine month period ended September 30, 2008, each prepared in accordance with Canadian GAAP, presented in Canadian dollars.

b.	Represents adjustments to the historical financial information prepared in accordance with Canadian GAAP necessary for such financial statements to be prepared in accordance with U.S. GAAP each determined based on the methodology set forth in (a) above.

c.	Represents the sum of columns (a) and (b).

d.	Represents certain reclassifications necessary to conform the historical Concert financial statement presentation to that of Glatfelter.

e.	Represents the effect of translating the U.S. GAAP-based historical Concert financial statements and the reclassification adjustment (footnoted in (c) and (d)) from Canadian dollars to U.S. dollars based on an average foreign exchange rate for the twelve month period ended September 30, 2009 of 0.84 US$/C$.

f.	Represents the sum of columns (c) through (e).

(3)	Reflects the addition of $4.5 million of depreciation expense due to a difference in the bases of depreciable assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition.

(4)	Reflects the addition of $0.4 million of amortization expense for intangible assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition, less $1.8 million of expenses included in Glatfelter’s historical financial results for the twelve-month period ended September 30, 2009 and directly related to the Acquisition.

(5)	Reflects the following adjustments to interest expense as a result of the issuance of notes, the incremental borrowing under our existing revolving credit facility in connection with the

Acquisition and the elimination of Concert’s historical interest expenses related to debt that will be repaid prior to the closing of the Acquisition.

In thousands

Interest on notes at an assumed interest rate of 7.125% per annum	$7,125
Accretion of original issue discount on notes	274
Interest on additional borrowings under our existing revolving credit facility at an assumed rate of 1.125% per annum	119
Elimination of historical interest expense of Concert	(664)

Interest expense adjustment	6,735
Amortization of deferred fees and expenses for the notes	334

Total interest expense adjustments	$7,188

A change of 0.125% in the assumed interest rate for the notes would have an incremental effect on our interest expense for the twelve-month period of $125,000.

A change of 0.125% in the assumed interest rate for the borrowings under our existing revolving credit facility would have an incremental effect on our interest expense for the twelve-month period of $13,000.

(6)	Represents the tax effect of the pro forma adjustments based on a statutory tax rate of 35% for the transaction financing adjustments and 30.9%, which is the combined Canadian federal and provincial income tax rate, for purchase accounting adjustments, referred to in notes 2, 3 and 4 (as it relates to the elimination of Concert’s historical interest expenses).

Unaudited Pro Forma Consolidated Balance Sheet
as of September 30, 2009

					Pro
		Concert	Adjustments		Forma
	Glatfelter	Historical	for the		for the
	Historical	U.S. GAAP(1)	Transactions(2)		Transactions
		In thousands

Assets
Current Assets:
Cash and cash equivalents	$116,240	$14,296	$(130,536	)(3)	$—
Accounts receivable	136,215	26,379	—		162,594
Inventories	163,340	24,684	1,560	(2)	189,584
Prepaid expenses and other	66,713	6,453	(309	)(4)	72,857

Total current assets	482,508	71,812	(129,285)		425,035
Non-Current Assets:
Plant, equipment and timberlands — net	477,093	107,309	107,704	(2)	692,106
Other non current	134,636	12,906	1,214	(2)(5)	148,756

Total non-current assets	611,729	120,215	108,918		840,862

Total Assets	$1,094,237	$192,027	$(20,367)		$1,265,897

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion long-term debt	$13,759	$11,403	$(11,403	)(6)	$13,759
Short-term debt	3,150	11,093	(11,093	)(6)	3,150
Accounts payable	62,926	19,108	8,760	(7)	90,794
Dividends payable	4,164	—	—		4,164
Environmental liabilities	989	—	—		989
Other current liabilities	107,934	6,619	(3,394	)(8)	111,159

Total current liabilities	192,922	48,223	(17,130)		224,015
Deferred taxes	77,971	—	32,945	(2)	110,916
Other long-term liabilities	142,144	2,308	(2,308	)(9)	142,144
Long Term Debt
Existing debt	246,828	48,711	(48,711	)(6)	246,828
New revolver borrowing	—	—	10,622	(10)	10,622
New notes	—	—	97,000	(11)	97,000

Total long-term debt	246,828	48,711	58,911		354,450
Total Liabilities	659,865	99,242	72,418		831,525
Common stock	544	—	—		544
Capital in excess of par value	47,260	41,149	(41,149	)(12)	47,260
Retained earnings	669,947	56,332	(56,332	)(12)	669,947
Accumulated other comprehensive income	(153,111)	(4,696)	4,696	(12)	(153,111)

Shareholders’ Equity	564,640	92,785	(92,785)		564,640
Less cost of common stock in treasury	(130,268)	—			(130,268)

Total Shareholders’ Equity	434,372	92,785	(92,785)		434,372

Total Liabilities and Shareholders’ Equity	$1,094,237	$192,027	$(20,367)		$1,265,897

(1)	Represents the Concert Industries financial information reconciled to U.S. GAAP, translated to U.S. dollars and adjusted for certain reclassifications necessary to conform the historical Concert financial statement presentation to that of Glatfelter, and derived from the information set forth below:

	Concert				Concert		Translation	Concert
	Canadian		U.S. GAAP		Adjusted for		to U.S.	U.S.
	GAAP(a)		Adjustments (b)		U.S. GAAP(c)		Dollars(d)	GAAP(e)
	In thousands

Assets
Current Assets:
Cash and cash equivalents	C$	15,332	C$	—	C$	15,332	$(1,036)	$14,296
Accounts receivable		28,292		—		28,292	(1,913)	26,379
Inventories		26,474		—		26,474	(1,790)	24,684
Prepaid expenses and other		1,901		—		1,901	(129)	1,772
Derivative related assets		331		—		331	(22)	309
Future income taxes		4,689		—		4,689	(317)	4,372

		77,019		—		77,019	(5,207)	71,812
Derivative related assets		3,949		—		3,949	(267)	3,682
Property, plant and equipment		111,999		3,090		115,089	(7,780)	107,309
Future income taxes		9,893		—		9,893	(669)	9,224

		125,841		3,090		128,931	(8,716)	120,215

Total assets	C$	202,860	C$	3,090	C$	205,950	$(13,923)	$192,027

Liabilities and Shareholders Equity
Current Liabilities:
Short-term debt	C$	11,897	C$	—	C$	11,897	$(804)	$11,093
Accounts payable and accrued liabilities		20,493		—		20,493	(1,385)	19,108
Current portion long-term debt		12,230		—		12,230	(827)	11,403
Derivative related liabilities		162		—		162	(11)	151
Other current liabilities		—		2,062		2,062	(139)	1,923
Income tax payable		400		—		400	(27)	373
Shareholder loan		4,474		—		4,474	(302)	4,172

		49,656		2,062		51,718	(3,495)	48,223
Derivative related liabilities		2,475		—		2,475	(167)	2,308
Long-term debt		52,245		—		52,245	(3,534)	48,711

		104,376		2,062		106,438	(7,196)	99,242
Shareholder’s equity:
Share capital		44,132		—		44,132	(2,983)	41,149
Retained earnings		53,573		6,843		60,416	(4,084)	56,332
Accumulated other comprehensive income		779		(5,815)		(5,036)	340	(4,696)

		98,484		1,028		99,512	(6,727)	92,785

Total Liabilities and Shareholders Equity	C$	202,860	C$	3,090	C$	205,950	$(13,923)	$192,027

a.	Represents the historical unaudited consolidated balance as of September 30, 2009, derived from the unaudited consolidated financial statements as of such period, prepared in accordance with Canadian GAAP, presented in Canadian dollars.

b.	Represents adjustments to the historical financial information prepared in accordance with Canadian GAAP necessary for such financial statements to be prepared in accordance with U.S. GAAP.

c.	Represents the sum of columns (a) and (b).

d.	Represents the effect of translating, in accordance with FASB ASC 830, Foreign Currency Matters, the U.S. GAAP-based historical Concert financial statements and the reclassification adjustment (footnoted in (c) and (d)) from Canadian dollars to U.S. dollars based on an average foreign exchange rate for the nine month period ended September 30, 2008 of 0.9827 U.S.$/C$.

e.	Represents the sum of columns (c) through (e) setting forth the historical Concert financial information in accordance with U.S. GAAP and in U.S. dollars.

(2)	The pro forma adjustments reflect the Acquisition and allocation of the purchase price adjustments as follows:

In thousands

Purchase price	$229,837
Less book value of net assets acquired	(152,336)

Purchase price in excess of book value of net assets acquired	$77,501

The following sets forth the preliminary purchase price allocation:

Inventory	$1,560
Property Plant and Equipment	107,704
Intangible assets & goodwill	2,111

111,375
Liabilities	929
Deferred tax liabilities	32,945

33,874

Total preliminary purchase price allocation	$77,501

The agreement for the Acquisition provided for a purchase price of C$246.5 million (or $229.8 million based on the September 30, 2009 foreign exchange rate), subject to an adjustment based on the working capital of Concert as the closing date.

We are in the process of completing valuations necessary to account for the Acquisition in accordance with the acquisition method of accounting set forth in FASB ASC 805, Business Combinations, including independent appraisals. In calculating the pro forma adjustments, the purchase price has been allocated on a preliminary basis. Therefore, the purchase price allocation is subject to change, and such changes could be material. The preliminary allocation of the purchase price set forth in the pro forma balance sheet assumes the excess of book value will be allocated as set forth above, an assumption we believe is reasonable based on information presently available to us. Our allocation shown above estimates that intangible assets will be allocated the majority of the $2.1 million set forth under the caption “Intangible assets & goodwill.” In addition, we believe it is possible that intangible assets resulting from the Acquisition could include technology, patents, in process research and development and trademarks.

For purposes of presenting depreciation and amortization expense in the pro forma income statements, fixed assets and intangible assets are assumed to have an average remaining useful life of 21.5 years and 5 years, respectively. Expense is recognized on a straight-line basis.

(3)	Reflects the elimination of $14.3 million of Concert’s historical cash and cash equivalents, all of which were transfered to Brookfield Special Situations, and the use of $116.2 million of Glatfelter’s cash to partially fund the Acquisition.

(4)	Reflects a $0.3 million reduction in actual historical amounts to reflect the elimination of certain current assets transfered to Brookfield Special Situations.

(5)	Reflects the following adjustments:

In thousands

Elimination of certain non-current assets liquidated by Brookfield Special Situations prior to closing of the Acquisition	$(3,682)
Deferred issuance costs related to the notes	2,785
Intangible assets and goodwill	2,111

Total	$1,214

(6)	Reflects elimination of Concert historical debt repaid by Brookfield Special Situations prior to closing of the Acquisition.

(7)	Reflects $8.8 million of bank overdrafts arising from the utilization of $125 million of cash, which exceeded cash on hand at September 30, 2009. As of December 31, 2009, Glatfelter’s cash and cash equivalent totaled $135.4 million.

(8)	Reflects the following adjustments:

In thousands

Elimination of certain current liabilities to be settled by Brookfield Special Situations prior to closing of the Acquisition	$(4,323)
Adjustment to record certain liabilities assumed in connection with the Acquisition	929

Total	$(3,394)

(9)	Reflects elimination of $2.3 million for certain non-current liabilities transfered to Brookfield Special Situations

(10)	Reflects additional borrowings under existing revolving credit facility, as follows: $7.8 million to partially finance the Acquisition, and $2.8 million of debt issuance costs related to the notes.

(11)	Reflects the principal amount of the notes net of assumed unamortized original issue discounts.

(12)	Reflects the elimination of the equity of Concert in accordance with FASB ASC 805, Business Combinations.

“EBITDA” represents net income before interest, taxes, depreciation, depletion and amortization. “Adjusted EBITDA” is EBITDA further adjusted to add back net pension expenses or eliminate net pension income, to add back shutdown and restructuring charges or eliminate reversals of shutdown and restructuring charges, to eliminate gains on sales of plant, equipment and timberlands, to eliminate gains from insurance recoveries, to eliminate gains from alternative fuel mixture credits, to add back charges for environmental remediation, to add back acquisition integration costs and to add back debt redemption premiums. Pro forma Adjusted EBITDA is also adjusted to add back and stock-based compensation expenses, which are additional adjustments relating to the Transactions.

EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. EBITDA and Adjusted EBITDA are bases upon which our management assesses financial performance and because we believe that investors find these measures useful in evaluating a company’s ability to meet its future debt service requirements. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. In addition, our calculations of EBITDA and Adjusted EBITDA as presented herein are not the same as the calculation of “EBITDA” under the terms of the indenture governing our notes.

The following table provides, on a pro forma basis, a reconciliation of net income to EBITDA and Adjusted EBITDA:

		Nine Months	Nine Months	Twelve Months
	Year Ended	Ended	Ended	Ended
	December 31,	September 30,	September 30,	September 30,
	2008	2008	2009	2009
	In thousands

Net income	$71,080	$57,527	$85,136	$98,688
Interest expense, net	26,030	19,387	19,114	25,757
Income tax provision	19,380	18,314	13,626	14,692
Depreciation, depletion and amortization	69,050	53,222	52,262	68,091

EBITDA	185,540	148,450	170,138	207,228
Net pension (income) expense	(16,062)	(11,944)	5,563	1,445
(Reversals of) shutdown and restructuring charges	(856)	(856)	—	—
Gains on disposition of plant, equipment and timberlands, net	(18,468)	(18,477)	(681)	(672)
Alternative fuel mixture credits	—	—	(73,801)	(73,801)
Acquisition and integration costs	1,243	1,157	1,768	1,854
Stock-based compensation expenses(a)	—	—	1,036	1,036

Adjusted EBITDA	$151,397	$118,330	$104,023	$137,090

(a)	Represents charges recorded in connection with the 2006 shutdown of our Neenah facility.

(b)	Represents gains on dispositions of timberlands.

(c)	Represents integration related costs associated with the 2006 acquisitions of the Lydney and Chillicothe facilities.

(d)	Represents costs incurred in connection with the Acquisition.

(e)	Represents stock-based compensation expense adjusted by Concert in connection with the sale of the company.

Forward-Looking Statements

The statements contained in this document that are not purely historical are “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. When used in this document, the words or phrases “expects,” “will continue,” “estimates,” “we believe” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Exchange Act and the Securities Act. Forward-looking statements include plans, commitments and objectives of management for future operations. These forward-looking statements involve risks and uncertainties and are based on assumptions that may not be realized. Actual results and outcomes may differ materially from those discussed or anticipated. The following important factors, among others, could cause our actual results to differ from any results that might be projected, forecasted or estimated in this document:

•	variations in demand, including the impact of any unplanned market-related downtime, for, or the pricing of, our products;

•	changes in the cost or availability of raw materials we use, in particular pulpwood, market pulp, pulp substitutes, caustic soda and abaca fiber;

•	changes in energy-related costs and commodity raw materials with an energy component;

•	our ability to develop new, high value-added Specialty Papers and Composite Fibers products;

•	volatility in the market price at which we sell excess electricity and our ability to sell excess electricity at historical margins in relation to our current coal supply contract;

•	the impact of competition, changes in industry paper production capacity, including the construction of new mills, the closing of mills and incremental changes due to capital expenditures or productivity increases;

•	the impairment of financial institutions as a result of credit market conditions and any resulting impact on us, our customers or our vendors;

•	the gain or loss of significant customers and/or on-going viability of such customers;

•	costs and other impacts of environmental compliance, cleanup, remediation or restoration, or claims for personal injury or property damages (including natural resource damages) related thereto, including our liability with respect to the lower Fox River, and changes in environmental and other laws and regulations;

•	risks associated with our international operations, including local economic and political environments and fluctuations in currency exchange rates;

•	geopolitical events, including war and terrorism;

•	disruptions in production and/or increased costs due to labor disputes;

•	enactment of adverse state, federal or foreign tax or other legislation or changes in government policy or regulation;

•	adverse results in litigation;

•	our ability to finance, consummate and integrate future acquisitions, including our acquisition of Concert Industries Corp., which is more fully described in this document, and our ability to realize the potential benefits of the acquisition of Concert Industries Corp.; and

•	all other risk factors described in the section entitled “Risk Factors.”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 28, 2010	By: P. H. GLATFELTER COMPANY
/s/ John P. Jacunski
	Name:	John P. Jacunski
	Title:	Senior Vice President and Chief Financial Officer